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                                                                  Exhibit 99


[LOGO]

WESTINGHOUSE PUBLIC RELATIONS

     CONTACTS: WESTINGHOUSE                  HOECHST AG
               KEVIN J. RAMUNDO              DR. HANS-BERND HEIER
               (412) 642-4989                011-49-69-305-7112

                     ERNEST DREW, HOECHST SENIOR EXECUTIVE,
                  TO BE CEO OF WESTINGHOUSE'S INDUSTRIAL UNIT

        o  MAJOR MILESTONE IN PREPARATION FOR WESTINGHOUSE SPIN-OFF
        o  EXPERIENCED GLOBAL EXECUTIVE TO HEAD NEW INDUSTRIAL COMPANY
        o  STRONG WESTINGHOUSE OPERATING MANAGEMENT TEAM IN PLACE

     PITTSBURGH, May 30, 1997 - Westinghouse Electric Corporation (NYSE: WX) announced today that Dr. Ernest H. Drew, a member of the eight-person senior executive management team at Hoechst AG, will become chief executive officer of Westinghouse's Industrial and Technology Group, effective July 1. Dr. Drew will become the president and chief executive officer of the Westinghouse Electric Company, the corporation that will be formed from the planned spin-off of the industrial businesses to shareholders this fall.

     Since January 1995, Dr. Drew has served as a Member of the Hoechst Board of Management. As Chairman of the Board's Strategy Committee, Dr. Drew played a leading role in reshaping the company's portfolio, transforming its organization and culture, and presenting the benefits of those changes to the investment community. During the two-year period ending in December 1996, his efforts helped drive the market capitalization of the company from $12 billion to $28 billion.

     As a Member of the Board, he also had responsibility for the company's basic chemical and technical polymers businesses with total sales of approximately $6 billion, and regional management of Hoechst business activities in the Americas. Prior to joining the Board, Dr. Drew was president and chief executive officer of Hoechst Celanese Corporation from 1988 until 1994. In addition, he had regional responsibility for China, Hong Kong, Taiwan, and Singapore for Hoechst AG.

     Commenting on the announcement, Michael H. Jordan, chairman and chief executive officer of Westinghouse Electric Corporation, said, "Ernie's strategic business experience and financial skills fit perfectly with his new role, particularly his ability to add value for shareholders of companies undergoing major change. His appointment is a major milestone in preparation for the split of Westinghouse into separate industrial and media companies."

     Describing that experience, Mr. Jordan added, "His success at the most senior level of the world's largest chemical and pharmaceutical concern makes him an ideal choice to head a company that derives about half of its sales from outside the United States. He has established a proven track record of leading companies through successful transformations, focusing them to compete and win in the toughest markets. Ernie's leadership will accelerate the positive changes already underway to realize the full potential of the new Westinghouse Electric Company for its customers, employees, and shareholders."


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     Mr. Jordan added, "Over the past 18 months, we have rebuilt the operating and staff management team of the industrial group by advancing our existing Westinghouse leaders and attracting new management talent to the organization. In particular, at the business units we have a core of very seasoned presidents with over 100 years of experience with Westinghouse and the industries we serve. With the addition of Ernie, we now have a very strong management team."

     Looking ahead to his new position, Dr. Drew said, "I am confident about the future of Westinghouse's industrial businesses and our ability to improve performance for the benefit of our customers, employees and shareholders. We will build on strong market and technology positions, drive international growth, and incent managers and employees to achieve our goals. Westinghouse is about to enter an exciting new era, and I am proud to be part of it."

     Dr. Drew received his bachelor of science degree in chemistry at the University of Georgia in 1958 and his Ph.D. in organic chemistry at the University of Illinois in 1962. He served three years active duty in the Air Force as a Nuclear Research Officer, attaining the rank of Captain. He currently serves on the Boards of Public Service Enterprise Group (PSEG) and Thomas & Betts Corporation.

     Dr. Drew is heavily involved in educational activities, having been a member of the Board of Trustees of Drew University, Hampton University, and the Woodrow Wilson Foundation. He was also a member of President Bush's Commission for Excellence in Education for Hispanic Americans. Dr. Drew's wife, Katy, and son, Kevin, will be relocating with him to the Pittsburgh area.

     The Westinghouse Industries and Technology Group provides technology-based infrastructure products and services to utility, industrial and government customers worldwide. The Group is composed of five businesses with strong market positions in power generation, commercial nuclear power, government and environmental services, transport temperature control and process control systems. Later this year, Westinghouse Electric Corporation plans to separate its media and industrial businesses to from CBS Corporation and Westinghouse Electric Company, respectively.


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